EXHIBIT 4.13

AMENDMENT TO COMMON STOCK PURCHASE WARRANT
(PLACEMENT AGENT)

THIS AMENDMENT TO COMMON STOCK PURCHASE WARRANT (this “Amendment”) is dated as of March ___, 2014, by and between WaferGen Bio-systems, Inc., a Nevada corporation (the “Company”), and the holder signatory hereto (the “Holder”).  Capitalized terms used but not defined herein have the meanings assigned to such terms in the Warrants (as defined below).

RECITALS

WHEREAS, on August 27, 2013 and September 30, 2013, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) pursuant to which the Company conducted a private offering (the “2013 Private Placement”) solely to accredited holders pursuant of units, with each unit consisting of (1) either shares of common stock of the Company or shares of the series 1 convertible preferred stock of the Company and (2) warrants (the “Warrants”); and

WHEREAS, in connection with the Securities Purchase Agreement the Holder was issued Common Stock Purchase Warrant No. _____ covering _____ Units (the “Warrant”); and

WHEREAS, pursuant to Section 3(b) of the Warrants, in the event of a Fundamental Transaction that is (1) an all cash transaction, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act, or (3) a Fundamental Transaction involving a person or entity not traded on a national securities exchange (the “Special Fundamental Transactions”), each Holder of a Warrant is entitled, at the option of the Holder, to a net cash settlement of the remaining unexercised portion of the Warrant (the “Net Cash Settlement Provision”); and

WHEREAS, as a result of the Net Cash Settlement Provision, the Company is required under Generally Accepted Accounting Principles to recognize a derivative liability for the Warrants at fair value on its Consolidated Balance Sheets, with corresponding changes in fair value to be recognized in earnings on its Consolidated Statements of Operations in each subsequent period (“the “Liability Accounting Method”); and

WHEREAS, in order to be eligible to account for the Warrants as equity, in lieu of derivative liabilities, and to minimize potential charges to earnings under the Liability Accounting Method, the Company has requested that each Holder of Warrants, including the Holder, amend Section 3(b) of their Warrant to provide that, in lieu of the Net Cash Settlement Provision, each Holder would have the right to receive the same form of consideration received by the common stockholders of the Company in a Special Fundamental Transaction; and

WHEREAS, the Holder believes that the Amendment is in the best interests of the Company and the Holder, and therefore has agreed to amend the Warrant as set forth herein.

[Amendment to Common Stock Purchase Warrant]

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           Amendment to Warrant.  The fourth sentence of Section 3(b) of the Warrant is hereby deleted and replaced in its entirety with the following:

Notwithstanding anything to the contrary, in the event of a Fundamental Transaction that is (1) an all cash transaction, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act, or (3) a Fundamental Transaction involving a person or entity not traded on a national securities exchange, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, purchase this Warrant from the Holder by paying to the Holder an amount of consideration equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided the form of consideration paid shall be the same form of consideration received by shareholders in the Fundamental Transaction (and if more than one type of consideration shall be received by shareholders in the Fundamental Transaction, the Holders shall be paid the same types of consideration in the same proportions received by shareholders). To the extent such consideration does not consist of cash, such consideration shall be valued for these purposes at (x) in the case of publicly-traded securities, the closing price of such security on the principal trading market or quotation system for such security on the trading day immediately preceding the date on which the Fundamental Transaction is consummated and (y) in the case of a non-publicly traded security, at the fair market value of such security as mutually determined by the Company and a majority in interest of the Holders.

2.           No Other Modification.  Except as expressly provided herein, this Amendment shall not amend or modify the terms and conditions of the Warrant, which terms and conditions shall remain in full force and effect.

3.           Governing Law; Jurisdiction. This amendment shall be governed by and construed exclusively in accordance with the laws of the State of Nevada without regard to the conflicts of laws principles thereof.  The Company and holders hereby waive all rights to a trial by jury.

4.           Counterparts.  This amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

5.           Severability.  Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Amendment.

[Signature page follows]

[Amendment to Common Stock Purchase Warrant]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the day and year first above written.

WAFERGEN BIO-SYSTEMS, INC.

By:
Name:
Title:

HOLDER

Print Name:

Signature:

Print Name (if joint investment):

Signature:

Title (if entity):